Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
December 5, 2016	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ENTERS INTO RIGHTS AGREEMENT

TO PROTECT NET OPERATING LOSSES

High Point, North Carolina, December 5, 2016/Globe Newswire/ – Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) (the “Company”) announced today that its Board of Directors (the “Board”) has adopted a Rights Agreement (the “Rights Agreement”) designed to protect the company’s substantial net operating loss carryforwards (“NOLs”).  As of October 1, 2016, the Company had approximately $20.4 million in NOLs, which can be used, in certain circumstances, to offset future taxable income for U.S. federal income tax purposes.

The Rights Agreement is intended to preserve and protect the value of the Company’s NOLs by deterring an “ownership change” within the meaning of Section 382 of the Internal Revenue Code that could lead to the loss of the Company’s NOLs and a resulting reduction in the Company’s value.  In general, an ownership change would occur if one or more stockholders owning 5% or more of the Company’s common stock were to increase their cumulative ownership of Company common stock by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.  These provisions can be triggered not only by merger and acquisition activity but by trading as well.

The Board adopted the Rights Agreement after considering, among other matters, the estimated value of the tax benefits of the NOLs, the potential for the tax benefits to decrease in value upon an ownership change and the risk of an ownership change occurring.  The Company believes that no ownership change as defined in Section 382 has occurred as of the date of this press release that would impair its current NOLs.

Under the Rights Agreement, Company stockholders of record as of December 15, 2016 will receive one preferred share purchase right for each share of common stock they own on such date.  If a person or group acquires beneficial ownership of 4.9% or more of the Company’s outstanding common stock (subject to certain specified exceptions), the rights will become exercisable.  The rights will also become exercisable if a person or group that already owns 4.9% or more of the Company’s outstanding common stock acquires an additional 1% or more of the Company’s outstanding common stock.  If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Company common stock at a 50% discount.  Rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights will trade with the Company’s common stock and Company stockholders do not need to take any action to receive their rights.  The Rights Agreement and the rights will expire on the first day after the Company’s 2017 annual meeting of stockholders unless the Company’s stockholders approve the Rights Agreement at the meeting, in which case the Rights Agreement and the rights will expire on December 5, 2019 (unless the Company’s NOLs are utilized prior to that date).  The Board may amend the Rights Agreement in any way or redeem the rights at any time unless and until the rights are triggered.

The Rights Agreement includes a procedure for the Board to consider requests to exempt a particular transaction from triggering the exercisability of the rights under the Rights Agreement if the transaction (i) does not (x) create a significant risk of the Company’s NOLs being impaired or (y) constitute a default under the change-in-control covenant included in the Company’s credit facility or (ii) is otherwise in the best interests of the Company.

Additional information with respect to the Rights Agreement will be included in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Review of Strategic Opportunities

In June 2016, the Company announced that Board engaged Stephens Inc. as financial advisor in connection with the consideration of potential strategic and capital allocation opportunities.  In connection with the announcement of the adoption of the Rights Agreement, the Company indicated that this strategic review is ongoing, including consideration of a possible sale, merger or other business combination involving the Company.   The Company has not made a decision to pursue any particular transaction, and there can be no assurance that the consideration of potential alternatives will result in any transaction being pursued or completed.  The Company has not set a timetable for completion of the consideration process, and it does not expect to comment further unless and until the Board has approved a specific transaction, or it otherwise deems further disclosure appropriate or required by law.

About Stanley Furniture Company, Inc.

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.